SECOND AMENDMENT TO CREDIT AGREEMENT

This Second Amendment to Credit Agreement (the “Amendment”) is made as of October __, 2008, by and between TORTOISE NORTH AMERICAN ENERGY CORPORATION, a Maryland corporation (the “Borrower”); and U.S. BANK NATIONAL ASSOCIATION, a national banking association (“U.S. Bank”), as well as U.S. BANK NATIONAL ASSOCIATION, a national banking association, as the lender for Swingline Loans (in such capacity, the “Swingline Lender”), as agent for the Banks hereunder (in such capacity, the “Agent”), and as lead arranger hereunder (in such capacity, the “Lead Arranger”).  Capitalized terms used and not defined in this Amendment have the meanings given to them in the Credit Agreement referred to below.

Preliminary Statements

(a)           U.S. Bank and the Borrower are parties to that certain Credit Agreement, dated as of April 25, 2007, as amended by the First Amendment to Credit Agreement, dated as of March 21, 2008 (as so amended, the “Credit Agreement”).

(b)           The Borrower has requested amendments to the Credit Agreement to modify the Revolving Credit Loan Commitments.

(c)           Prior to this Amendment, Bank of Oklahoma, N.A., originally a Bank under the Credit Agreement, has terminated its obligations with respect to its Revolving Credit Loan Commitment under the Credit Agreement.

(d)           U.S. Bank is willing to agree to the foregoing request, subject, however, to the terms, conditions and agreements set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Modification to Section 1.1 Definitions.  The following definitions, as set forth in Section 1.1 of the Credit Agreement, are hereby deleted in their entirety and are hereby replaced with the following:

“Assignment and Assumption” means an assignment and assumption entered into by a Bank and another Person (with the consent of any party whose consent is required pursuant to Section 9.4), and accepted by the Agent, in substantially the form of Exhibit E or any other form approved by the Agent.

“Senior Notes” means (1) the Borrower’s $45,000,000 aggregate principal amount Auction Rate Senior Notes, Series B and Series C, due June 17, 2011 and June 17, 2015, respectively, and (2) any Senior Notes that the Borrower may issue subsequent to the Closing Date.

2.           Modification to Section 2.1.  Section 2.1 of the Credit Agreement is hereby deleted and replaced with [Intentionally Deleted].

3.           Modification to Section 2.2.  The second paragraph of Section 2.2 of the Credit Agreement is hereby deleted in its entirety.

4.           Modification to Section 3.1(c).  Section 3.1(c) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

(c)           Unused Line Fee.  The Borrower shall pay to the Agent (to be allocated by the Agent to the Banks in accordance with their respective Pro-Rata Shares), on the first day of each fiscal quarter, for the immediately preceding fiscal quarter, an unused line fee (the “Unused Line Fee”) at a rate per annum equal to 0.150% (calculated on a daily basis, computed on the basis of a 360-day year for the actual number of days elapsed (or if the Agent so elects, on the basis of twelve 30-day months for the actual number of days elapsed)) for such preceding fiscal quarter of the difference between (a) the Banks’ Revolving Credit Loan Commitments at the end of each day for such preceding fiscal quarter and (b) the average outstanding principal balance of all Loans at the end of each day for such preceding fiscal quarter.

5.           Modification to Section 7.1(a).  Section 7.1(a) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

(a)
General.  The Borrower fails to pay, perform or observe any obligation of the Borrower to the Agent or the Banks under the Credit Documents or any other term, covenant or other provision in any Credit Document in accordance with the terms thereof and, if such default is curable, the Borrower fails to cure such default within five (5) Business Days after written notice from the Agent specifying in reasonable detail the nature of such default is received by the Borrower; or

6.           Addition of Section 7.1(k).  The following is hereby added to Section 7.1 of the Credit Agreement:

(k)
Reporting Requirements.  Notwithstanding anything herein to the contrary, the Borrower fails to perform or observe any reporting requirement under this Agreement, including, without limitation those listed in Section 6.1(c), or any other Credit Document, and such failure is not cured within five (5) Business Days from the date of such failure to perform or observe.

7.           Modification to Exhibit A.  Exhibit A as attached to the Credit Agreement is hereby deleted in its entirety and is hereby replaced with Exhibit A attached to this Amendment.

8.           New Note.  Contemporaneously with the execution and delivery of this Amendment, the Borrower, as maker, shall execute and deliver a new revolving credit note, in the stated principal amount of $15,000,000, in favor of U.S. Bank, as payee (the “New Note”), which New Note shall amend, restate and replace the Note dated as of April 25, 2007, from the Borrower, as maker, to U.S. Bank, as payee, in the stated principal amount of $10,000,000 (the “Old Note”), and which New Note, as the same may be amended, renewed, restated, replaced or consolidated from time to time, shall be the “Revolving Credit Note” referred to in the Credit Agreement.

9.           Reaffirmation of Credit Documents.  The Borrower reaffirms its obligations under the Credit Agreement, as amended hereby, and the other Credit Documents to which it is a party or by which it is bound, and represents, warrants and covenants to U.S. Bank, as a material inducement to U.S. Bank to enter into this Amendment, that (a) the Borrower has no and in any event waives any, defense, claim or right of setoff with respect to its obligations under, or in any other way relating to, the Credit Agreement, as amended hereby, or any of the other Credit Documents to which it is a party, or U.S. Bank’s actions or

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inactions in respect of any of the foregoing, and (b) all representations and warranties made by or on behalf of the Borrower in the Credit Agreement and the other Credit Documents are true and complete on the date hereof as if made on the date hereof.

10.           Conditions Precedent to Amendment.  Except to the extent waived in a writing signed by U.S. Bank and delivered to the Borrower, U.S. Bank shall have no duties under this Amendment until U.S. Bank shall have received fully executed originals of each of the following, each in form and substance satisfactory to U.S. Bank:

(a)           Amendment.  This Amendment;

(b)           New Note.  The New Note;

(c)           Secretary’s Certificate.  A certificate from the Secretary or Assistant Secretary of the Borrower certifying to U.S. Bank that, among other things, (i) attached thereto as an exhibit is a true and correct copy of the resolutions of the board of directors of the Borrower authorizing the Borrower to enter into the transactions described in this Amendment and the execution, delivery and performance by the Borrower of such Credit Documents, (ii) the articles of incorporation and by-laws of the Borrower as delivered to U.S. Bank pursuant to the Secretary’s Certificate dated April 25, 2007 from the Borrower’s secretary remain in full force and effect and have not been amended or otherwise modified or revoked, and (iii) attached thereto as exhibits are certificates of good standing, each of recent date, from the Secretary of State of Maryland and the Secretary of State of Kansas, certifying the good standing and authority of the Borrower in such states as of such dates; and

(d)           Other Documents.  Such other documents as U.S. Bank may reasonably request to further implement the provisions of this Amendment or the transactions contemplated hereby.

11.           No Other Amendments; No Waiver of Default.  Except as amended hereby, the Credit Agreement and the other Credit Documents shall remain in full force and effect and be binding on the parties in accordance with their respective terms.  By entering into this Amendment, U.S. Bank is not waiving any Default or Event of Default which may exist on the date hereof.

12.           Expenses.  The Borrower agrees to pay and reimburse U.S. Bank for all out-of-pocket costs and expenses incurred in connection with the negotiation, preparation, execution, delivery, operation, enforcement and administration of this Amendment, including the reasonable fees and expenses of counsel to U.S. Bank.

13.           Counterparts; Fax Signatures.  This Amendment and any documents contemplated hereby may be executed in one or more counterparts and by different parties thereto, all of which counterparts, when taken together, shall constitute but one agreement.  This Amendment and any documents contemplated hereby may be executed and delivered by facsimile or other electronic transmission and any such execution or delivery shall be fully effective as if executed and delivered in person.

14.           Governing Law.  This Amendment shall be governed by the same law that governs the Credit Agreement.

[Remainder of Page Intentionally Left Blank]

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K.S.A. §16-118 Required Notice.  This statement is provided pursuant to K.S.A. §16-118:  “THIS AMENDMENT TO CREDIT AGREEMENT IS A FINAL EXPRESSION OF U.S. BANK (AS CREDITOR) AND THE BORROWER (AS DEBTOR) AND SUCH WRITTEN AMENDMENT TO CREDIT AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR ORAL CREDIT AGREEMENT OR OF A CONTEMPORANEOUS ORAL AMENDMENT TO CREDIT AGREEMENT BETWEEN U.S. BANK AND THE BORROWER.”  THE FOLLOWING SPACE CONTAINS ANY NON-STANDARD TERMS, INCLUDING THE REDUCTION TO WRITING OF ANY PREVIOUS ORAL AMENDMENT TO CREDIT AGREEMENT:

NONE.

The creditor and debtor, by their respective initials or signatures below, confirm that no unwritten amendment to credit agreement exists between the parties:

Creditor: __________

Debtor: ___________

[signature pages to follow]

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IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

TORTOISE NORTH AMERICAN ENERGY CORPORATION, the Borrower

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Agent and as a Bank

By:
Name: Colleen S. Hayes
Title: Vice President

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EXHIBIT A

(Bank and Commitments)

Bank	Revolving Credit Loan Commitment Amount from November 1, 2008 through and including December 31, 2008	Revolving Credit Loan Commitment Amount at all Other Times	Swingline Loan Commitment Amount*	Bank’s Total Maximum Commitment Amount	Bank’s Pro-Rata Percentage
U.S. Bank National Association	$15,000,000	$10,000,000	$3,000,000	$15,000,000	1.000000000000
TOTALS:	$15,000,000	$10,000,000	$3,000,000	$15,000,000	1.000000000000

*
As more particularly described in the Agreement, the Swingline Loan Commitment is a subcommitment under the Revolving Credit Loan Commitment.  Accordingly, extensions of credit under the Swingline Loan Commitment act to reduce, on a dollar-for-dollar basis, the amount of credit otherwise available under the Revolving Credit Loan Commitment.

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